AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2022

1933 Act Registration File No.: 333-227298

1940 Act File No.: 811-23377

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No. ___	☐
Post-Effective Amendment No. 159	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 160	☒

TIDAL ETF TRUST

(Exact Name of Registrant as Specified in Charter)

234 West Florida Street, Suite 203,

Milwaukee, Wisconsin 53204

(Address of Principal Executive Offices, Zip Code)

(Registrant’s Telephone Number, including Area Code) (844) 986-7676

The Corporation Trust Company

1209 Orange Street

Corporation Trust Center

Wilmington, DE 19801

(Name and Address of Agent for Service)

Copies to:

Eric W. Falkeis Tidal ETF Services LLC 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204	Christopher M. Cahlamer Godfrey & Kahn, S.C. 833 East Michigan Street, Suite 1800 Milwaukee, Wisconsin 53202

It is proposed that this filing will become effective (check appropriate box):

☒	immediately upon filing pursuant to paragraph (b)
☐	on (date) pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)(1)
☐	on (date) pursuant to paragraph (a)(1)
☐	75 days after filing pursuant to paragraph (a)(2)
☐	on (date) pursuant to paragraph (a)(2) of rule 485

Explanatory Note: This Post-Effective Amendment No. 159 to the Registration Statement of Tidal ETF Trust (the “Trust”) is being filed solely for the purpose of filing exhibits to the Trust’s Registration Statement. Accordingly, this Post-Effective Amendment No. 159 consists only of a facing page, this explanatory note, Part C of the Registration Statement and the exhibits listed as “filed herewith” below. This Post-Effective Amendment No. 159 does not modify any other part of the Trust’s Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 159 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Trust’s Registration Statement are hereby incorporated by reference.

TIDAL ETF TRUST

PART C: OTHER INFORMATION

Item 28. Exhibits

Exhibit No.			Description of Exhibit
(a)	(i)		Certificate of Trust of Tidal ETF Trust (the “Trust” or the “Registrant”) - previously filed with the Trust’s Registration Statement on Form N-1A on September 12, 2018 and is incorporated herein by reference.
	(ii)		Registrant’s Declaration of Trust - previously filed with the Trust’s Registration Statement on Form N-1A on September 12, 2018 and is incorporated herein by reference.
	(iii)		Organizational Documents for Toroso Cayman Subsidiary I (for the Acruence Active Hedge U.S. Equity ETF).
		(1)	Investment Advisory Agreement - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
		(2)	Memorandum and Articles of Association - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
		(3)	Certificate of Incorporation - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
		(4)	Tax Undertaking - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
		(5)	Private Investment Company Custodian Agreement - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
	(iv)		Organizational Documents for Ionic Cayman Subsidiary (for the Ionic Inflation Protection ETF).
		(1)	Investment Advisory Agreement - previously filed with Post-Effective Amendment No. 119 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
		(2)	Investment Sub-Advisory Agreement – filed herewith.
		(3)	Memorandum and Articles of Association - previously filed with Post-Effective Amendment No. 119 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
		(4)	Certificate of Incorporation - previously filed with Post-Effective Amendment No. 119 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
		(5)	Tax Undertaking - previously filed with Post-Effective Amendment No. 119 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
		(6)	Private Investment Company Custodian Agreement – previously filed with Post-Effective Amendment No. 119 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
(b)			Registrant’s Amended and Restated By-Laws – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
(c)			Instruments Defining Rights of Security Holders - See relevant portions of Declaration of Trust and By-Laws.
(d)
	(i)		Investment Advisory Agreement between the Trust (on behalf of SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF f/k/a SoFi 50 ETF and SoFi Be Your Own Boss ETF f/k/a SoFi Gig Economy ETF (the “SoFi ETFs”)) and Toroso - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
		(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of the SoFi ETFs) and Toroso (adding the SoFi Weekly Income ETF) - previously filed with Post-Effective Amendment No. 28 on Form N-1A on September 30, 2020 and is incorporated herein by reference.

	(2)	Second Amendment to the Investment Advisory Agreement between the Trust (on behalf of the SoFi ETFs) and Toroso (adding the SoFi Weekly Dividend ETF) - previously filed with Post-Effective Amendment No. 55 on Form N-1A on May 5, 2021 and is incorporated herein by reference.
	(3)	Third Amendment to the Investment Advisory Agreement between the Trust (on behalf of the SoFi ETFs) and Toroso (adding the SoFi Web 3 ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
(ii)		Investment Advisory Agreement between the Trust (on behalf of RPAR Risk Parity ETF) and Toroso - previously filed with Post-Effective Amendment No. 14 on Form N-1A on November 22, 2019 and is incorporated herein by reference.
	(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of the RPAR Risk Parity ETF) and Toroso (adding the UPAR Ultra Risk Parity ETF)- previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
(iii)		Investment Advisory Agreement between the Trust (on behalf of SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) and Toroso) - previously filed with Post-Effective Amendment No. 16 on Form N-1A on December 16, 2019 and is incorporated herein by reference.
	(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) and Toroso (adding the SP Funds S&P Global REIT Sharia ETF (collectively, the “SP Funds”)) - previously filed with Post-Effective Amendment No. 40 on Form N-1A on December 23, 2020 and is incorporated herein by reference.
	(2)	Second Amendment to the Investment Advisory Agreement between the Trust (on behalf of the SP Funds) and Toroso - previously filed with Post-Effective Amendment No. 99 on Form N-1A on March 29, 2022 and is incorporated herein by reference.
(iv)		Investment Advisory Agreement between the Trust (on behalf of Leatherback Long/Short Absolute Return ETF and Leatherback Long/Short Alternative Yield ETF (the “Leatherback ETFs”)) and Toroso - previously filed with Post-Effective Amendment No. 29 on Form N-1A on October 9, 2020 and is incorporated herein by reference.
(v)		Investment Advisory Agreement between the Trust (on behalf of Adasina Social Justice All Cap Global ETF) and Toroso - previously filed with Post-Effective Amendment No. 39 on Form N-1A on December 7, 2020 and is incorporated herein by reference.
(vi)		Investment Advisory Agreement between the Trust (on behalf of Gotham Enhanced 500 ETF) and Toroso - previously filed with Post-Effective Amendment No. 34 on Form N-1A on November 9, 2020 and is incorporated herein by reference.
	(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of the Gotham Enhanced 500 ETF) and Toroso (adding the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022 and is incorporated herein by reference.
(vii)		Investment Advisory Agreement between the Trust (on behalf of ATAC US Rotation ETF) and Toroso)- previously filed with Post-Effective Amendment No. 35 on Form N-1A on November 13, 2020 and is incorporated herein by reference.
	(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of ATAC US Rotation ETF) and Toroso (adding the ATAC Credit Rotation ETF) - previously filed with Post-Effective Amendment No. 66 on Form N-1A on July 14, 2021 and is incorporated herein by reference.

	(2)	Second Amendment to the Investment Advisory Agreement between the Trust (on behalf of the ATAC US Rotation ETF and ATAC Credit Rotation ETF) and Toroso (adding the ATAC Equity Leverage Rotation ETF) – previously filed with Post-Effective Amendment No. 157 on Form N-1A on December 13, 2022 and is incorporated herein by reference.
(viii)		Investment Advisory Agreement between the Trust (on behalf of Sound Fixed Income ETF, Sound Enhanced Fixed Income ETF, Sound Equity Income ETF, Sound Enhanced Equity Income ETF, and Sound Total Return ETF (the “Sound Income ETFs”)) and Toroso - previously filed with Post-Effective Amendment No. 41 on Form N-1A on December 29, 2020 and is incorporated herein by reference.
(ix)		Investment Advisory Agreement between the Trust (on behalf of Acruence Active Hedge U.S. Equity ETF) and Toroso - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
(x)		Investment Advisory Agreement between the Trust (on behalf of SonicShares™ Airlines, Hotels, Cruise Lines ETF) and Toroso - previously filed with Post-Effective Amendment No. 57 on Form N-1A on May 11, 2021 and is incorporated herein by reference.
	(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of SonicShares™ Airlines, Hotels, Cruise Lines ETF) and Toroso (adding the SonicShares™ Global Shipping ETF) - previously filed with Post-Effective Amendment No. 69 on Form N-1A on July 30, 2021 and is incorporated herein by reference.
(xi)		Investment Advisory Agreement between the Trust (on behalf of American Customer Satisfaction ETF) and Toroso - previously filed with Post-Effective Amendment No. 59 on N-1A on May 21, 2021 and is incorporated herein by reference.
(xii)		Investment Advisory Agreement between the Trust (on behalf of SoFi Smart Energy ETF f/k/a iClima Distributed Smart Energy ETF and prior thereto iClima Distributed Renewable Energy Transition Leaders ETF) and Toroso - previously filed with Post-Effective Amendment No. 67 on N-1A on July 14, 2021 and is incorporated herein by reference.
	(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of the SoFi Smart Energy ETF) and Toroso - previously filed with Post-Effective Amendment No. 136 on N-1A on August 8, 2022 and is incorporated herein by reference.
(xiii)		Investment Advisory Agreement between the Trust (on behalf of Robinson Alternative Yield Pre-Merger SPAC ETF) and Toroso - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
(xiv)		Investment Advisory Agreement between the Trust (on behalf of ZEGA Buy and Hedge ETF) and Toroso - previously filed with Post-Effective Amendment No. 64 on Form N-1A on June 25, 2021 and is incorporated herein by reference.
(xv)		Investment Advisory Agreement between the Trust (on behalf of FolioBeyond Rising Rates ETF) and Toroso - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
(xvi)		Investment Advisory Agreement between the Trust (on behalf of Elevate Shares 2X Daily BLOK ETF) and Toroso - previously filed with Post-Effective Amendment No. 110 on Form N-1A on April 29, 2022 and is incorporated herein by reference.
	(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of the Elevate Shares 2X Daily BLOK ETF) and Toroso (adding the Elevate Shares 2X Daily METV ETF and the Elevate Shares 2X Daily BETZ ETF) - previously filed with Post-Effective Amendment No. 131 on Form N-1A on July 13, 2022 and is incorporated herein by reference.
(xvii)		Investment Advisory Agreement between the Trust (on behalf of Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) and Toroso- previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.
(xviii)		Investment Advisory Agreement between the Trust (on behalf of Newday Ocean Health ETF and Newday Diversity, Equity & Inclusion ETF (the “Newday ETFs”)) and Toroso - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.

	(1)	First Amendment to the Investment Advisory Agreement between the Trust (on behalf of the Newday ETFs) and Toroso (adding the Newday Sustainable Development Equity ETF) - previously filed with Post-Effective Amendment No. 145 on Form N-1A on September 8, 2022 and is incorporated herein by reference.
(xix)		Investment Advisory Agreement between the Trust (on behalf of Ionic Inflation Protection ETF) and Toroso – previously filed with Post-Effective Amendment No. 145 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
(xx)		Investment Advisory Agreement between the Trust (on behalf of Constrained Capital ESG Orphans ETF and Constrained Capital ESG Orphans Daily Inverse ETF (the “Orphans ETFs”)) and Toroso– previously filed with Post-Effective Amendment No. 114 on Form N-1A on May 13, 2022 and is incorporated herein by reference.
(xxi)		Investment Advisory Agreement between the Trust (on behalf of Aztlan Global Stock Selection DM SMID ETF) and Toroso - previously filed with Post-Effective Amendment No. 137 on Form N-1A on August 15, 2022 and is incorporated herein by reference.
(xxii)		Investment Advisory Agreement between the Trust (on behalf of Unlimited HFND Multi-Strategy Return Tracker ETF) and Toroso - previously filed with Post-Effective Amendment No. 149 on Form N-1A on September 26, 2022 and is incorporated herein by reference.
(xxiii)		Investment Advisory Agreement between the Trust (on behalf of Noble Absolute Return ETF) and Toroso - previously filed with Post-Effective Amendment No. 144 on Form N-1A on September 7, 2022 and is incorporated herein by reference.
(xxiv)		Investment Advisory Agreement between the Trust (on behalf of God Bless America ETF) and Toroso – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
(xxv)		Investment Advisory Agreement between the Trust (on behalf of Subversive Cannabis ETF) and Toroso – to be filed by amendment.
(xxvi)		Investment Sub-Advisory Agreement between Toroso and ShariaPortfolio, Inc. (for the SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) - previously filed with Post-Effective Amendment No. 25 on Form N-1A on August 17, 2020 and is incorporated herein by reference.
(xxvii)		Investment Sub-Advisory Agreement between Toroso and ShariaPortfolio, Inc. (for the SP Funds S&P Global REIT Sharia ETF) - previously filed with Post-Effective Amendment No. 40 on Form N-1A on December 23, 2020 and is incorporated herein by reference.
(xxviii)		Investment Sub-Advisory Agreement between Toroso and Income Research + Management (for the SoFi Weekly Income ETF) - previously filed with Post-Effective Amendment No. 28 on Form N-1A on September 30, 2020 and is incorporated herein by reference.
(xxix)		Investment Sub-Advisory Agreement between Toroso and Leatherback Asset Management, LLC (for the Leatherback ETFs) - previously filed with Post-Effective Amendment No. 29 on Form N-1A on October 9, 2020 and is incorporated herein by reference.
(xxx)		Investment Sub-Advisory Agreement between Toroso and Robasciotti & Associates, Inc., doing business as Adasina Social Capital (“Adasina”) (for the Adasina Social Justice All Cap Global ETF) - previously filed with Post-Effective Amendment No. 39 on Form N-1A on December 7, 2020 and is incorporated herein by reference.
(xxxi)		Investment Sub-Advisory Agreement between Toroso and Gotham Asset Management, LLC (“Gotham”) (for the Gotham Enhanced 500 ETF) - previously filed with Post-Effective Amendment No. 34 on Form N-1A on November 9, 2020 and is incorporated herein by reference.

(xxxii)		Investment Sub-Advisory Agreement between Toroso and Sound Income Strategies, LLC (for the Sound Income ETFs) - previously filed with Post-Effective Amendment No. 41 on Form N-1A on December 29, 2020 and is incorporated herein by reference.
(xxxiii)		Investment Sub-Advisory Agreement between Toroso and Acruence Capital, LLC (for the Acruence Active Hedge U.S. Equity ETF) - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
(xxxiv)		Investment Sub-Advisory Agreement between Toroso and Robinson Capital Management, LLC (for the Robinson Alternative Yield Pre-Merger SPAC ETF) - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
(xxxv)		Investment Sub-Advisory Agreement between Toroso and ZEGA Financial, LLC (for the ZEGA Buy and Hedge ETF) - previously filed with Post-Effective Amendment No. 64 on Form N-1A on June 25, 2021 and is incorporated herein by reference.
(xxxvi)		Investment Sub-Advisory Agreement between Toroso and FolioBeyond, LLC (for the FolioBeyond Rising Rates ETF) - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
(xxxvii)		Investment Sub-Advisory Agreement between Toroso and Armada ETF Advisors LLC (for the Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) - previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.
(xxxviii)		Investment Sub-Advisory Agreement between Toroso and Newday Funds, Inc. (for the Newday ETFs) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022, and is incorporated herein by reference.
	(1)	First Amendment to the Investment Sub-Advisory Agreement between Toroso and Newday Funds, Inc. (adding the Newday Sustainable Development Equity ETF) – previously filed with Post-Effective Amendment No. 145 on Form N-1A on September 8, 2022 and is incorporated herein by reference.
(xxxix)		Investment Sub-Advisory Agreement between Toroso and Ionic Capital Management LLC (for the Ionic Inflation Protection ETF) – previously filed with Post-Effective Amendment No. 119 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
(xxxx)		Investment Sub-Advisory Agreement between Toroso and Gotham (for the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022 and is incorporated herein by reference.
(xxxxi)		Investment Sub-Advisory Agreement between Toroso and Unlimited Funds, Inc. (for the Unlimited HFND Multi-Strategy Return Tracker ETF) – previously filed with Post-Effective Amendment No. 149 on Form N-1A on September 26, 2022 and is incorporated herein by reference.
(xxxxii)		Investment Sub-Advisory Agreement between Toroso and Noble-Impact Capital, LLC (for the Noble Absolute Return ETF) – previously filed with Post-Effective Amendment No. 144 on Form N-1A on September 7, 2022 and is incorporated herein by reference.
(xxxxiii)		Investment Sub-Advisory Agreement between Toroso and Curran Financial Partners, LLC (for the God Bless America ETF) – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
(xxxxiv)		Investment Sub-Advisory Agreement between Toroso and Subversive Capital Advisor LLC (for the Subversive Cannabis ETF) – to be filed by amendment.

(e)	(i)		ETF Distribution Agreement between the Trust and Foreside Fund Services, LLC (“Foreside”) - previously filed with Post-Effective Amendment No. 73 on Form N-1A on October 14, 2021 and is incorporated herein by reference.
		(1)	First Amendment to the ETF Distribution Agreement (adding the UPAR Ultra Risk Parity ETF) - previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
		(2)	Second Amendment to the ETF Distribution Agreement (adding the Elevate Shares 2X Daily BLOK ETF and the Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) - previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.
		(3)	Third Amendment to the ETF Distribution Agreement (adding the Newday ETFs) - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.
		(4)	Fourth Amendment to the ETF Distribution Agreement (adding the Ionic Inflation Protection ETF and the Orphans ETFs) - previously filed with Post-Effective Amendment No. 114 on Form N-1A on May 13, 2022 and is incorporated herein by reference.
		(5)	Fifth Amendment to the ETF Distribution Agreement (adding the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022 and is incorporated herein by reference.
		(6)	Sixth Amendment to the ETF Distribution Agreement (adding the SoFi Web 3 ETF, Elevate Shares 2X Daily METV ETF and the Elevate Shares 2X Daily BETZ ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
		(7)	Seventh Amendment to the ETF Distribution Agreement (adding the Aztlan Global Stock Selection DM SMID ETF, the Unlimited HFND Multi-Strategy Return Tracker ETF, the Noble Absolute Return ETF and the Newday Sustainable Development Equity ETF) - previously filed with Post-Effective Amendment No. 137 on Form N-1A on August 15, 2022 and is incorporated herein by reference.
		(8)	Eighth Amendment to the ETF Distribution Agreement (adding the God Bless America ETF and the ATAC Equity Leverage Rotation ETF) – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
		(9)	Ninth Amendment to the ETF Distribution Agreement (adding the Subversive Cannabis ETF) – to be filed by amendment.
	(ii)		Form of Authorized Participant Agreement - previously filed with Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A on December 21, 2018 and is incorporated herein by reference.
	(iii)		Distribution Services Agreement between Toroso and Foreside - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
(f)			Not applicable.
(g)	(i)		Custody Agreement between the Trust and U.S. Bank National Association - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
		(1)	First Amendment to Custody Agreement (adding the SoFi ETFs) - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
		(2)	Second Amendment to Custody Agreement (adding the RPAR Risk Parity ETF) - previously filed with Post-Effective Amendment No. 14 on Form N-1A on November 22, 2019 and is incorporated herein by reference.
		(3)	Third Amendment to Custody Agreement (adding the SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) - previously filed with Post-Effective Amendment No. 16 on Form N-1A on December 16, 2019 and is incorporated herein by reference.

(4)	Fourth Amendment to Custody Agreement - previously filed with Post-Effective Amendment No. 25 on Form N-1A on August 17, 2020 and is incorporated herein by reference.
(5)	Fifth Amendment to Custody Agreement (adding the SoFi Weekly Income ETF, the Leatherback ETFs, the Adasina Social Justice All Cap Global ETF, and the ATAC US Rotation ETF) - previously filed with Post-Effective Amendment No. 28 on Form N-1A on September 30, 2020 and is incorporated herein by reference.
(6)	Sixth Amendment to Custody Agreement (adding the Gotham Enhanced 500 ETF) - previously filed with Post-Effective Amendment No. 34 on Form N-1A on November 9, 2020 and is incorporated herein by reference.
(7)	Seventh Amendment to Custody Agreement (adding the SP Funds S&P Global REIT Sharia ETF, and Sound Income ETFs) - previously filed with Post-Effective Amendment No. 40 on Form N-1A on December 23, 2020 and is incorporated herein by reference.
(8)	Eighth Amendment to Custody Agreement (adding the Acruence Active Hedge U.S. Equity ETF, the SoFi Weekly Dividend ETF, the SonicShares™ Airlines, Hotels, Cruise Lines ETF, and the American Customer Satisfaction ETF) - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
(9)	Ninth Amendment to Custody Agreement (adding the SoFi Smart Energy ETF, the Robinson Alternative Yield Pre-Merger SPAC ETF, the ZEGA Buy and Hedge ETF, and the ATAC Credit Rotation ETF) - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
(10)	Tenth Amendment to Custody Agreement (adding the SonicShares™ Global Shipping ETF) - previously filed with Post-Effective Amendment No. 69 on Form N-1A on July 30, 2021 and is incorporated herein by reference.
(11)	Eleventh Amendment to Custody Agreement (adding the FolioBeyond Rising Rates ETF) - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
(12)	Twelfth Amendment to Custody Agreement (adding the UPAR Ultra Risk Parity ETF) - previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
(13)	Thirteenth Amendment to Custody Agreement (adding the Elevate Shares 2X Daily BLOK ETF and the Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) - previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.
(14)	Fourteenth Amendment to Custody Agreement (adding the Newday ETFs) - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.
(15)	Fifteenth Amendment to Custody Agreement (adding the Ionic Inflation Protection ETF and the Orphans ETFs) - previously filed with Post-Effective Amendment No. 114 on Form N-1A on May 13, 2022 and is incorporated herein by reference.
(16)	Amended and Restated Sixteenth Amendment to Custody Agreement (adding the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
(17)	Seventeenth Amendment to Custody Agreement (adding the SoFi Web 3 ETF, the Elevate Shares 2X Daily METV ETF and the Elevate Shares 2X Daily BETZ ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
(18)	Eighteenth Amendment to Custody Agreement (adding the Aztlan Global Stock Selection DM SMID ETF, the Unlimited HFND Multi-Strategy Return Tracker ETF, the Noble Absolute Return ETF, and the Newday Sustainable Development Equity ETF) - previously filed with Post-Effective Amendment No. 137 on Form N-1A on August 15, 2022 and is incorporated herein by reference.

		(19)	Nineteenth Amendment to Custody Agreement (adding the God Bless America ETF and the ATAC Equity Leverage Rotation ETF) – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
		(20)	Twentieth Amendment to Custody Agreement (adding the Subversive Cannabis ETF) – to be filed by amendment.
(h)	(i)		Fund Administration Servicing Agreement between the Trust and Tidal ETF Services LLC - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
		(1)	First Amendment to Fund Administration Servicing Agreement (adding the SoFi ETFs) - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
		(2)	Second Amendment to Fund Administration Servicing Agreement (adding the RPAR Risk Parity ETF) - previously filed with Post-Effective Amendment No. 14 on Form N-1A on November 22, 2019 and is incorporated herein by reference.
		(3)	Third Amendment to Fund Administration Servicing Agreement (adding the SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) - previously filed with Post-Effective Amendment No. 16 on Form N-1A on December 16, 2019 and is incorporated herein by reference.
		(4)	Fourth Amendment to Fund Administration Servicing Agreement (adding the SoFi Weekly Income ETF, the Leatherback ETFs, the Adasina Social Justice All Cap Global ETF, and the ATAC US Rotation ETF) - previously filed with Post-Effective Amendment No. 28 on Form N-1A on September 30, 2020 and is incorporated herein by reference.
		(5)	Fifth Amendment to Fund Administration Servicing Agreement (adding the Gotham Enhanced 500 ETF, SP Funds S&P Global REIT Sharia ETF, and Sound Income ETFs) - previously filed with Post-Effective Amendment No. 34 on Form N-1A on November 9, 2020 and is incorporated herein by reference.
		(6)	Sixth Amendment to Fund Administration Servicing Agreement (adding the Acruence Active Hedge U.S. Equity ETF, the SoFi Weekly Dividend ETF, the SonicShares™ Airlines, Hotels, Cruise Lines ETF, and the American Customer Satisfaction ETF) - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
		(7)	Seventh Amendment to Fund Administration Servicing Agreement (adding the SoFi Smart Energy ETF, the Robinson Alternative Yield Pre-Merger SPAC ETF, the ZEGA Buy and Hedge ETF, and the ATAC Credit Rotation ETF) - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
		(8)	Eighth Amendment to Fund Administration Servicing Agreement (adding the SonicShares™ Global Shipping ETF) - previously filed with Post-Effective Amendment No. 69 on Form N-1A on July 30, 2021 and is incorporated herein by reference.
		(9)	Ninth Amendment to Fund Administration Servicing Agreement (adding the FolioBeyond Rising Rates ETF) - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
		(10)	Tenth Amendment to Fund Administration Servicing Agreement (adding the UPAR Ultra Risk Parity ETF) - previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
		(11)	Eleventh Amendment to Fund Administration Servicing Agreement (adding the Elevate Shares 2X Daily BLOK ETF and the Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) - previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.

	(12)	Twelfth Amendment to Fund Administration Servicing Agreement (adding the Newday ETFs) - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.
	(13)	Thirteenth Amendment to Fund Administration Servicing Agreement (adding the Ionic Inflation Protection ETF and the Orphans ETFs) - previously filed with Post-Effective Amendment No. 114 on Form N-1A on May 13, 2022 and is incorporated herein by reference.
	(14)	Fourteenth Amendment to Fund Administration Servicing Agreement (adding the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022 and is incorporated herein by reference.
	(15)	Fifteenth Amendment to Fund Administration Servicing Agreement (adding the SoFi Web 3 ETF, the Elevate Shares 2X Daily METV ETF and the Elevate Shares 2X Daily BETZ ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
	(16)	Sixteenth Amendment to Fund Administration Servicing Agreement (adding the Aztlan Global Stock Selection DM SMID ETF, the Unlimited HFND Multi-Strategy Return Tracker ETF, the Noble Absolute Return ETF and the Newday Sustainable Development Equity ETF) - previously filed with Post-Effective Amendment No. 137 on Form N-1A on August 15, 2022 and is incorporated herein by reference.
	(17)	Seventeenth Amendment to Fund Administration Servicing Agreement (adding the God Bless America ETF and the ATAC Equity Leverage Rotation ETF) – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
	(18)	Eighteenth Amendment to Fund Administration Servicing Agreement (adding the Subversive Cannabis ETF) - to be filed by amendment.
	(19)	CCO Services Amendment to Fund Administration Servicing Agreement – to be filed by amendment.
(ii)		Fund Sub-Administration Servicing Agreement between Tidal ETF Services LLC on behalf of the Trust and U.S. Bancorp Fund Services, LLC - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
	(1)	First Amendment to Fund Sub-Administration Servicing Agreement (adding the SoFi ETFs) - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
	(2)	Second Amendment to Fund Sub-Administration Servicing Agreement (adding the RPAR Risk Parity ETF) - previously filed with Post-Effective Amendment No. 14 on Form N-1A on November 22, 2019 and is incorporated herein by reference.
	(3)	Third Amendment to Fund Sub-Administration Servicing Agreement (adding the SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) - previously filed with Post-Effective Amendment No. 16 on Form N-1A on December 16, 2019 and is incorporated herein by reference.
	(4)	Fourth Amendment to Fund Sub-Administration Servicing Agreement - previously filed with Post-Effective Amendment No. 25 on Form N-1A on August 17, 2020 and is incorporated herein by reference.
	(5)	Fifth Amendment to Fund Sub-Administration Servicing Agreement (adding the SoFi Weekly Income ETF, the Leatherback ETFs, the Adasina Social Justice All Cap Global ETF, and the ATAC US Rotation ETF) - previously filed with Post-Effective Amendment No. 28 on Form N-1A on September 30, 2020 and is incorporated herein by reference.

(6)	Sixth Amendment to Fund Sub-Administration Servicing Agreement (adding the Gotham Enhanced 500 ETF) - previously filed with Post-Effective Amendment No. 34 on Form N-1A on November 9, 2020 and is incorporated herein by reference.
(7)	Seventh Amendment to Fund Sub-Administration Servicing Agreement (adding the SP Funds S&P Global REIT Sharia ETF and Sound Income ETFs) - previously filed with Post-Effective Amendment No. 40 on Form N-1A on December 23, 2020 and is incorporated herein by reference.
(8)	Eighth Amendment to Fund Sub-Administration Servicing Agreement (adding the Acruence Active Hedge U.S. Equity ETF, the SoFi Weekly Dividend ETF, the SonicShares™ Airlines, Hotels, Cruise Lines ETF, and the American Customer Satisfaction ETF) - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
(9)	Ninth Amendment to Fund Sub-Administration Servicing Agreement (adding the SoFi Smart Energy ETF, the Robinson Alternative Yield Pre-Merger SPAC ETF, the ZEGA Buy and Hedge ETF, and the ATAC Credit Rotation ETF) - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
(10)	Tenth Amendment to Fund Sub-Administration Servicing Agreement (adding the SonicShares™ Global Shipping ETF) - previously filed with Post-Effective Amendment No. 69 on Form N-1A on July 30, 2021 and is incorporated herein by reference.
(11)	Eleventh Amendment to Fund Sub-Administration Servicing Agreement (adding the FolioBeyond Rising Rates ETF) - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
(12)	Twelfth Amendment to Fund Sub-Administration Agreement (adding the UPAR Ultra Risk Parity ETF) - previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
(13)	Thirteenth Amendment to Fund Sub-Administration Agreement (adding the Elevate Shares 2X Daily BLOK ETF and the Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) - previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.
(14)	Fourteenth Amendment to Fund Sub-Administration Agreement (adding the Newday ETFs) - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.
(15)	Fifteenth Amendment to Fund Sub-Administration Agreement (adding the Ionic Inflation Protection ETF and the Orphans ETFs) - previously filed with Post-Effective Amendment No. 114 on Form N-1A on May 13, 2022 and is incorporated herein by reference.
(16)	Sixteenth Amendment to Fund Sub-Administration Agreement (adding the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022 and is incorporated herein by reference.
(17)	Seventeenth Amendment to Fund Sub-Administration Agreement (adding the SoFi Web 3 ETF, the Elevate Shares 2X Daily METV ETF and the Elevate Shares 2X Daily BETZ ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
(18)	Eighteenth Amendment to Fund Sub-Administration Agreement (adding the Aztlan Global Stock Selection DM SMID ETF, the Unlimited HFND Multi-Strategy Return Tracker ETF, the Noble Absolute Return ETF and the Newday Sustainable Development Equity ETF) - previously filed with Post-Effective Amendment No. 137 on Form N-1A on August 15, 2022 and is incorporated herein by reference.
(19)	Nineteenth Amendment to Fund Sub-Administration Agreement (adding the God Bless America ETF and the ATAC Equity Leverage Rotation ETF) – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.

	(20)	Twentieth Amendment to Fund Sub-Administration Agreement (adding the Subversive Cannabis ETF) - to be filed by amendment.
(iii)		Fund Accounting Servicing Agreement between the Trust and U.S. Bancorp Fund Services, LLC - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
	(1)	First Amendment to Fund Accounting Servicing Agreement (adding the SoFi ETFs) - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
	(2)	Second Amendment to Fund Accounting Servicing Agreement (adding the RPAR Risk Parity ETF) - previously filed with Post-Effective Amendment No. 14 on Form N-1A on November 22, 2019 and is incorporated herein by reference.
	(3)	Third Amendment to Fund Accounting Servicing Agreement (adding the SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) - previously filed with Post-Effective Amendment No. 16 on Form N-1A on December 16, 2019 and is incorporated herein by reference.
	(4)	Fourth Amendment to Fund Accounting Servicing Agreement - previously filed with Post-Effective Amendment No. 25 on Form N-1A on August 17, 2020 and is incorporated herein by reference.
	(5)	Fifth Amendment to Fund Accounting Servicing Agreement (adding the SoFi Weekly Income ETF, the Leatherback ETFs, the Adasina Social Justice All Cap Global ETF, and the ATAC US Rotation ETF) - previously filed with Post-Effective Amendment No. 28 on Form N-1A on September 30, 2020 and is incorporated herein by reference.
	(6)	Sixth Amendment to Fund Accounting Servicing Agreement (adding the Gotham Enhanced 500 ETF) - previously filed with Post-Effective Amendment No. 34 on Form N-1A on November 9, 2020 and is incorporated herein by reference.
	(7)	Seventh Amendment to Fund Accounting Servicing Agreement (adding the SP Funds S&P Global REIT Sharia ETF and Sound Income ETFs) - previously filed with Post-Effective Amendment No. 40 on Form N-1A on December 23, 2020 and is incorporated herein by reference.
	(8)	Eighth Amendment to Fund Accounting Servicing Agreement (adding the Acruence Active Hedge U.S. Equity ETF, the SoFi Weekly Dividend ETF, the SonicShares™ Airlines, Hotels, and Cruise Lines ETF, and the American Customer Satisfaction ETF) - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
	(9)	Ninth Amendment to Fund Accounting Servicing Agreement (adding the SoFi Smart Energy ETF, the Robinson Alternative Yield Pre-Merger SPAC ETF, the ZEGA Buy and Hedge ETF, and the ATAC Credit Rotation ETF) - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
	(10)	Tenth Amendment to Fund Accounting Servicing Agreement (adding the SonicShares™ Global Shipping ETF) - previously filed with Post-Effective Amendment No. 69 on Form N-1A on July 30, 2021 and is incorporated herein by reference.
	(11)	Eleventh Amendment to Fund Accounting Servicing Agreement (adding the FolioBeyond Rising Rates ETF) - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
	(12)	Twelfth Amendment to Fund Accounting Servicing Agreement (adding the UPAR Ultra Risk Parity ETF) - previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
	(13)	Thirteenth Amendment to Fund Accounting Servicing Agreement (adding the Elevate Shares 2X Daily BLOK ETF and the Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) - previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.

	(14)	Fourteenth Amendment to Fund Accounting Servicing Agreement (adding the Newday ETFs) - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.
	(15)	Fifteenth Amendment to Fund Accounting Servicing Agreement (adding the Ionic Inflation Protection ETF and the Orphans ETFs) - previously filed with Post-Effective Amendment No. 114 on Form N-1A on May 13, 2022 and is incorporated herein by reference.
	(16)	Sixteenth Amendment to Fund Accounting Servicing Agreement (adding the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022, and is incorporated herein by reference.
	(17)	Seventeenth Amendment to Fund Accounting Servicing Agreement (adding the SoFi Web 3 ETF, the Elevate Shares 2X Daily METV ETF and the Elevate Shares 2X Daily BETZ ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
	(18)	Eighteenth Amendment to Fund Accounting Servicing Agreement (adding the Aztlan Global Stock Selection DM SMID ETF, the Unlimited HFND Multi-Strategy Return Tracker ETF, the Noble Absolute Return ETF and the Newday Sustainable Development Equity ETF) - previously filed with Post-Effective Amendment No. 137 on Form N-1A on August 15, 2022 and is incorporated herein by reference.
	(19)	Nineteenth Amendment to Fund Accounting Servicing Agreement (adding the God Bless America ETF and the ATAC Equity Leverage Rotation ETF) – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
	(20)	Twentieth Amendment to Fund Accounting Servicing Agreement (adding the Subversive Cannabis ETF) - to be filed by amendment.
(iv)		Transfer Agent Servicing Agreement between the Trust and U.S. Bancorp Fund Services, LLC - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
	(1)	First Amendment to Transfer Agent Servicing Agreement (adding the SoFi ETFs) - previously filed with Post-Effective Amendment No. 7 on Form N-1A on April 5, 2019 and is incorporated herein by reference.
	(2)	Second Amendment to Transfer Agent Servicing Agreement (adding the RPAR Risk Parity ETF) - previously filed with Post-Effective Amendment No. 14 on Form N-1A on November 22, 2019 and is incorporated herein by reference.
	(3)	Third Amendment to Transfer Agent Servicing Agreement (adding the SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) - previously filed with Post-Effective Amendment No. 16 on Form N-1A on December 16, 2019 and is incorporated herein by reference.
	(4)	Fourth Amendment to Transfer Agent Servicing Agreement - previously filed with Post-Effective Amendment No. 25 on Form N-1A on August 17, 2020 and is incorporated herein by reference.
	(5)	Fifth Amendment to Transfer Agent Servicing Agreement (adding the SoFi Weekly Income ETF, the Leatherback ETFs, the Adasina Social Justice All Cap Global ETF, and the ATAC US Rotation ETF) - previously filed with Post-Effective Amendment No. 28 on Form N-1A on September 30, 2020 and is incorporated herein by reference.
	(6)	Sixth Amendment to Transfer Agent Servicing Agreement (adding the Gotham Enhanced 500 ETF) - previously filed with Post-Effective Amendment No. 34 on Form N-1A on November 9, 2020 and is incorporated herein by reference.

(7)	Seventh Amendment to Transfer Agent Servicing Agreement (adding the SP Funds S&P Global REIT Sharia ETF and Sound Income ETFs) - previously filed with Post-Effective Amendment No. 40 on Form N-1A on December 23, 2020 and is incorporated herein by reference.
(8)	Eighth Amendment to Transfer Agent Servicing Agreement (adding the Acruence Active Hedge U.S. Equity ETF, the SoFi Weekly Dividend ETF, the SonicShares™ Airlines, Hotels, Cruise Lines ETF, and the American Customer Satisfaction ETF) - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
(9)	Ninth Amendment to Transfer Agent Servicing Agreement (adding the SoFi Smart Energy ETF, the Robinson Alternative Yield Pre-Merger SPAC ETF, the ZEGA Buy and Hedge ETF, and the ATAC Credit Rotation ETF) - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
(10)	Tenth Amendment to Transfer Agent Servicing Agreement (adding the SonicShares™ Global Shipping ETF) - previously filed with Post-Effective Amendment No. 69 on Form N-1A on July 30, 2021 and is incorporated herein by reference.
(11)	Eleventh Amendment to Transfer Agent Servicing Agreement (adding the FolioBeyond Rising Rates ETF) - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
(12)	Twelfth Amendment to Transfer Agent Servicing Agreement (adding the UPAR Ultra Risk Parity ETF) - previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
(13)	Thirteenth Amendment to Transfer Agent Servicing Agreement (adding the Elevate Shares 2X Daily BLOK ETF and the Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) - previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.
(14)	Fourteenth Amendment to Transfer Agent Servicing Agreement (adding the Newday ETFs) - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.
(15)	Fifteenth Amendment to Transfer Agent Servicing Agreement (adding the Ionic Inflation Protection ETF and the Orphans ETFs) - previously filed with Post-Effective Amendment No. 114 on Form N-1A on May 13, 2022 and is incorporated herein by reference.
(16)	Sixteenth Amendment to Transfer Agent Servicing Agreement (adding the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022, and is incorporated herein by reference.
(17)	Seventeenth Amendment to Transfer Agent Servicing Agreement (adding the SoFi Web 3 ETF, the Elevate Shares 2X Daily METV ETF and the Elevate Shares 2X Daily BETZ ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
(18)	Eighteenth Amendment to Transfer Agent Servicing Agreement (adding the Aztlan Global Stock Selection DM SMID ETF, the Unlimited HFND Multi-Strategy Return Tracker ETF, the Noble Absolute Return ETF and the Newday Sustainable Development Equity ETF) - previously filed with Post-Effective Amendment No. 137 on Form N-1A on August 15, 2022 and is incorporated herein by reference.
(19)	Nineteenth Amendment to Transfer Agent Servicing Agreement (adding the God Bless America ETF and the ATAC Equity Leverage Rotation ETF) – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
(20)	Twentieth Amendment to Transfer Agent Servicing Agreement (adding the Subversive Cannabis ETF) - to be filed by amendment.

(v)		Powers of Attorney - previously filed with Post-Effective Amendment No. 20 to the Trust’s Registration Statement on Form N-1A on April 28, 2020 and is incorporated herein by reference.
(vi)		Fee Waiver Agreement between the Trust (on behalf of the SoFi Select 500 ETF and SoFi Next 500 ETF) and Toroso - previously filed with Post-Effective Amendment No. 7 to the Trust’s Registration Statement on Form N-1A on April 5, 2019 and is incorporated herein by reference.
(vii)		Fee Waiver Agreement between the Trust (on behalf of RPAR Risk Parity ETF) and Toroso - previously filed with Post-Effective Amendment No. 97 to the Trust’s Registration Statement on Form N-1A on March 25, 2022 and is incorporated herein by reference.
(viii)		Fee Waiver Agreement between the Trust (on behalf of the UPAR Ultra Risk Parity ETF) and Toroso - previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
(ix)		Fee Waiver Agreement between the Trust (on behalf of the ATAC US Rotation ETF) and Toroso - previously filed with Post-Effective Amendment No. 35 to the Trust’s Registration Statement on Form N-1A on November 13, 2020 and is incorporated herein by reference.
(x)		Fee Waiver Agreement between the Trust (on behalf of the ATAC Credit Rotation ETF) and Toroso - previously filed with Post-Effective Amendment No. 66 to the Trust’s Registration Statement on Form N-1A on July 14, 2021 and is incorporated herein by reference.
(xi)		Fee Waiver Agreement between the Trust (on behalf of the Gotham Enhanced 500 ETF) and Toroso - previously filed with Post-Effective Amendment No. 34 to the Trust’s Registration Statement on Form N-1A on November 9, 2020 and is incorporated herein by reference.
(xii)		Fee Waiver Agreement between the Trust (on behalf of the Gotham 1000 Value ETF) and Toroso - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022 and is incorporated herein by reference.
(xiii)		Fee Waiver Agreement between the Trust (on behalf of the Robinson Alternative Yield Pre-Merger SPAC ETF) and Toroso – previously filed with Post-Effective Amendment No. 140 on Form N-1A on August 26, 2022 and is incorporated herein by reference.
(xiv)		Fee Waiver Agreement between the Trust (on behalf of the ATAC Equity Leverage Rotation ETF) and Toroso – previously filed with Post-Effective Amendment No. 157 on Form N-1A on December 13, 2022 and is incorporated herein by reference.
(xv)		Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of Gotham Enhanced 500 ETF) and FundVantage Trust -previously filed with Post-Effective Amendment No. 55 to the Trust’s Registration Statement on Form N-1A on May 5, 2021 and is incorporated herein by reference.
(xvi)		Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of each series of the Trust) and VanEck ETF Trust – filed herewith.
(xvii)		Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of certain series of the Trust) and Vanguard Funds – filed herewith.
(xviii)		Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of ATAC Credit Rotation ETF and ATAC US Rotation ETF) and PIMCO ETF Trust and PIMCO Equity Series – filed herewith.
	(1)	Amendment to the Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of certain series of the Trust) and PIMCO ETF Trust and PIMCO Equity Series – filed herewith.
(xix)		Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of certain series of the Trust) and ProShares Trust – filed herewith.
(xx)		Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of certain series of the Trust) and Direxion Shares ETF Trust – filed herewith.
(xxi)		Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of each series of the Trust) and Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust and Invesco Exchange-Traded Self-Indexed Fund Trust – filed herewith.

	(xxii)	Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of each series of the Trust) and abrdn Inc. (on behalf of each series) – filed herewith.
	(xxiii)	Rule 12d1-4 Fund of Funds Investment Agreement between the Trust (on behalf of ATAC Credit Rotation ETF and ATAC US Rotation ETF) and Schwab Strategic Trust (on behalf of each series) – filed herewith.
(i)
	(i)	Opinion and Consent of Counsel (for the SoFi ETFs) - previously filed with Post-Effective Amendment No. 7 to the Trust’s Registration Statement on Form N-1A on April 5, 2019 and is incorporated herein by reference.
	(ii)	Opinion and Consent of Counsel (for the RPAR Risk Parity ETF) - previously filed with Post-Effective Amendment No. 14 to the Trust’s Registration Statement on Form N-1A on November 22, 2019 and is incorporated herein by reference.
	(iii)	Opinion and Consent of Counsel (for the SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P 500 Sharia Industry Exclusions ETF) - previously filed with Post-Effective Amendment No. 16 to the Trust’s Registration Statement on Form N-1A on December 16, 2019 and is incorporated herein by reference.
	(iv)	Opinion and Consent of Counsel (for the SoFi Weekly Income ETF) - previously filed with Post-Effective Amendment No. 28 to the Trust’s Registration Statement on Form N-1A on September 30, 2020 and is incorporated herein by reference.
	(v)	Opinion and Consent of Counsel (for the Leatherback ETFs) - previously filed with Post-Effective Amendment No. 29 to the Trust’s Registration Statement on Form N-1A on October 9, 2020 and is incorporated herein by reference.
	(vi)	Opinion and Consent of Counsel (for the Adasina Social Justice All Cap Global ETF) - previously filed with Post-Effective Amendment No. 39 to the Trust’s Registration Statement on Form N-1A on December 7, 2020 and is incorporated herein by reference.
	(vii)	Opinion and Consent of Counsel (for the Gotham Enhanced 500 ETF) - previously filed with Post-Effective Amendment No. 34 to the Trust’s Registration Statement on Form N-1A on November 9, 2020 and is incorporated herein by reference.
	(viii)	Opinion and Consent of Counsel (for the ATAC US Rotation ETF) - previously filed with Post-Effective Amendment No. 35 to the Trust’s Registration Statement on Form N-1A on November 13, 2020 and is incorporated herein by reference.
	(ix)	Opinion and Consent of Counsel (for the SP Funds S&P Global REIT Sharia ETF) - previously filed with Post-Effective Amendment No. 40 on Form N-1A to the Trust’s Registration Statement on December 23, 2020 and is incorporated herein by reference.
	(x)	Opinion and Consent of Counsel (for the Sound Income ETFs) - previously filed with Post-Effective Amendment No. 41 to the Trust’s Registration Statement on Form N-1A on December 29, 2020 and is incorporated herein by reference.
	(xi)	Opinion and Consent of Counsel (for the Acruence Active Hedge U.S. Equity ETF) - previously filed with Post-Effective Amendment No. 51 to the Trust’s Registration Statement on Form N-1A on April 5, 2021 and is incorporated herein by reference.
	(xii)	Opinion and Consent of Counsel (for the SoFi Weekly Dividend ETF) - previously filed with Post-Effective Amendment No. 55 to the Trust’s Registration Statement on Form N-1A on May 5, 2021 and is incorporated herein by reference.
	(xiii)	Opinion and Consent of Counsel (for the American Customer Satisfaction ETF) - previously filed with Post-Effective Amendment No. 59 on Form N-1A on May 21, 2021 and is incorporated herein by reference.

(xiv)	Opinion and Consent of Counsel (for the SoFi Smart Energy ETF) - previously filed with Post-Effective Amendment No. 67 on Form N-1A on July 14, 2021 and is incorporated herein by reference.
(xv)	Opinion and Consent of Counsel (for the Robinson Alternative Yield Pre-Merger SPAC ETF) - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
(xvi)	Opinion and Consent of Counsel (for the ZEGA Buy and Hedge ETF) - previously filed with Post-Effective Amendment No. 64 on Form N-1A on June 23, 2021 and is incorporated herein by reference.
(xvii)	Opinion and Consent of Counsel (for the ATAC Credit Rotation ETF) - previously filed with Post-Effective Amendment No. 66 on Form N-1A on July 14, 2021 and is incorporated herein by reference.
(xviii)	Opinion and Consent of Counsel (for the SonicShares™ Global Shipping ETF) - previously filed with Post-Effective Amendment No. 69 on Form N-1A on July 30, 2021 and is incorporated herein by reference.
(xix)	Opinion and Consent of Counsel (for the FolioBeyond Rising Rates ETF) - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
(xx)	Opinion and Consent of Counsel (for the UPAR Ultra Risk Parity ETF) - previously filed with Post-Effective Amendment No. 82 on Form N-1A on December 29, 2021 and is incorporated herein by reference.
(xxi)	Opinion and Consent of Counsel (for the Elevate Shares 2X Daily BLOK ETF) - previously filed with Post-Effective Amendment No. 110 on Form N-1A on April 29, 2022 and is incorporated herein by reference.
(xxii)	Opinion and Consent of Counsel (for the Residential REIT Income ETF f/k/a Home Appreciation U.S. REIT ETF) - previously filed with Post-Effective Amendment No. 89 on Form N-1A on February 11, 2022 and is incorporated herein by reference.
(xxiii)	Opinion and Consent of Counsel (for the Newday ETFs) - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.
(xxiv)	Opinion and Consent of Counsel (for the Ionic Inflation Protection ETF) – previously filed with Post-Effective Amendment No. 119 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
(xxv)	Opinion and Consent of Counsel (for the Orphans ETFs) - previously filed with Post-Effective Amendment No. 114 on Form N-1A on May 13, 2022 and is incorporated herein by reference.
(xxvi)	Opinion and Consent of Counsel (for the Gotham 1000 Value ETF) - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022 and is incorporated herein by reference.
(xxvii)	Opinion and Consent of Counsel (for the SoFi Web 3 ETF) - previously filed with Post-Effective Amendment No. 127 on Form N-1A on June 30, 2022 and is incorporated herein by reference.
(xxviii)	Opinion and Consent of Counsel (for the Elevate Shares 2X Daily METV ETF and the Elevate Shares 2X Daily BETZ ETF) - previously filed with Post-Effective Amendment No. 131 on Form N-1A on July 13, 2022 and is incorporated herein by reference.
(xxix)	Opinion and Consent of Counsel (for the Aztlan Global Stock Selection DM SMID ETF) - previously filed with Post-Effective Amendment No. 137 on Form N-1A on August 15, 2022 and is incorporated herein by reference.
(xxx)	Opinion and Consent of Counsel (for the Unlimited HFND Multi-Strategy Return Tracker ETF) - previously filed with Post-Effective Amendment No. 149 on Form N-1A on September 26, 2022 and is incorporated herein by reference.

	(xxxi)	Opinion and Consent of Counsel (for the Noble Absolute Return ETF) - previously filed with Post-Effective Amendment No. 145 on Form N-1A on September 8, 2022 and is incorporated herein by reference.
	(xxxii)	Opinion and Consent of Counsel (for the Newday Sustainable Development Equity ETF) - previously filed with Post-Effective Amendment No. 144 on Form N-1A on September 7, 2022 and is incorporated herein by reference.
	(xxxiii)	Opinion and Consent of Counsel (for the God Bless America ETF) – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
	(xxxiv)	Opinion and Consent of Counsel - Godfrey & Kahn, S.C. (for the Subversive Cannabis ETF) - to be filed by amendment.
	(xxxv)	Opinion and Consent of Counsel - Seyfarth Shaw LLP (for the Subversive Cannabis ETF) - to be filed by amendment.
	(xxxvi)	Opinion and Consent of Counsel (for the ATAC Equity Leverage Rotation ETF) - previously filed with Post-Effective Amendment No. 157 on Form N-1A on December 13, 2022 and is incorporated herein by reference.
(j)		Consent of Independent Registered Public Accounting Firm – not applicable.
(k)		Not applicable.
(l)	(i)	Subscription Agreement - previously filed with Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A on December 21, 2018 and is incorporated herein by reference.
	(ii)	Letter of Representations between the Trust and Depository Trust Company - previously filed with Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A on December 21, 2018 and is incorporated herein by reference.
(m)		Amended and Restated Distribution (Rule 12b-1) Plan - previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
(n)		Not applicable.
(o)		Reserved.
(p)	(i)	Code of Ethics for Tidal ETF Trust - previously filed with Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A on December 21, 2018 and is incorporated herein by reference.
	(ii)	Code of Ethics for Toroso - previously filed with Post-Effective Amendment No. 14 on Form N-1A on November 22, 2019 and is incorporated herein by reference.
	(iii)	Code of Ethics for Distributor - not applicable per Rule 17j-1(c)(3).
	(iv)	Code of Ethics for ShariaPortfolio, Inc. - previously filed with Post-Effective Amendment No. 28 on Form N-1A on September 30, 2020 and is incorporated herein by reference.
	(v)	Code of Ethics for Income Research + Management - filed herewith.
	(vi)	Code of Ethics for Leatherback Asset Management, LLC - filed herewith.
	(vii)	Code of Ethics for Adasina - previously filed with Post-Effective Amendment No. 39 on Form N-1A on December 7, 2020 and is incorporated herein by reference.
	(viii)	Code of Ethics for Gotham - previously filed with Post-Effective Amendment No. 118 on Form N-1A on June 3, 2022, and is incorporated herein by reference.
	(ix)	Code of Ethics for Sound Income Strategies, LLC - filed herewith.
	(x)	Code of Ethics for Acruence Capital, LLC - previously filed with Post-Effective Amendment No. 51 on Form N-1A on April 5, 2021 and is incorporated herein by reference.
	(xi)	Code of Ethics for Robinson Capital Management, LLC - previously filed with Post-Effective Amendment No. 62 on Form N-1A on June 21, 2021 and is incorporated herein by reference.
	(xii)	Code of Ethics for ZEGA Financial, LLC - filed herewith.

(xiii)	Code of Ethics for FolioBeyond, LLC - previously filed with Post-Effective Amendment No. 71 on Form N-1A on September 27, 2021 and is incorporated herein by reference.
(xiv)	Code of Ethics for Armada ETF Advisors LLC - filed herewith.
(xv)	Code of Ethics for Newday Funds, Inc. - previously filed with Post-Effective Amendment No. 111 on Form N-1A on May 2, 2022 and is incorporated herein by reference.
(xvi)	Code of Ethics for Ionic Capital Management LLC – previously filed with Post-Effective Amendment No. 119 on Form N-1A on June 10, 2022 and is incorporated herein by reference.
(xvii)	Code of Ethics for Unlimited Funds Inc. – previously filed with Post-Effective Amendment No. 149 on Form N-1A on September 26, 2022 and is incorporated herein by reference.
(xviii)	Code of Ethics for Noble-Impact Capital, LLC – previously filed with Post-Effective Amendment No. 144 on Form N-1A on September 7, 2022 and is incorporated herein by reference.
(xix)	Code of Ethics for Curran Financial Partners, LLC – previously filed with Post-Effective Amendment No. 148 on Form N-1A on September 23, 2022 and is incorporated herein by reference.
(xx)	Code of Ethics for Subversive Capital Advisor LLC – to be filed by amendment.

Item 29. Persons Controlled by or Under Common Control with Registrant

No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30. Indemnification

Every person who is, has been, or becomes a Trustee or officer of the Trust (hereinafter referred to as a “Covered Person”) shall be indemnified by the Trust to the fullest extent permitted by law against any and all liabilities and expenses reasonably incurred or paid by them in connection with the defense of any proceeding in which they become involved as a party or otherwise by virtue of their being or having been such a Trustee or officer, and against amounts paid or incurred by them in the settlement thereof. Every person who is, has been, or becomes an agent of the Trust may, upon due approval of the Trustees (including a majority of the Trustees who are not interested persons of the Trust), be indemnified by the Trust, to the fullest extent permitted by law, against any and all liabilities and expenses reasonably incurred or paid by them in connection with the defense of any proceeding in which they become involved as a party or otherwise by virtue of their being or having been an agent, and against amounts paid or incurred by him in the settlement thereof. Every Person who is serving or has served at the request of the Trust as a director, officer, partner, trustee, employee, agent or fiduciary of another domestic or foreign corporation, partnership, joint venture, trust, other enterprise or employee benefit plan (“Other Position”) and who was or is a party or is threatened to be made a party to any proceeding by reason of alleged acts or omissions while acting within the scope of his or her service in such Other Position, may, upon due approval of the Trustees (including a majority of the Trustees who are not interested persons of the Trust), be indemnified by the Trust, to the fullest extent permitted by law, against any and all liabilities and expenses reasonably incurred or paid by them in connection with the defense of any proceeding in which they become involved as a party or otherwise by virtue of their being or having held such Other Position, and against amounts paid or incurred by them in the settlement thereof.

The Trust shall indemnify each Covered Person who was or is a party or is threatened to be made a party to any proceeding, by reason of alleged acts or omissions within the scope of their service as a Covered Person, against judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) actually incurred by them in connection with such proceeding to the maximum extent consistent with state law and the Investment Company Act of 1940, as amended.

No indemnification shall be provided to any person who shall have been adjudicated by a court or body before which the proceeding was brought: (i) to be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office, or (ii) not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission (“SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Investment Adviser

This Item incorporates by reference the investment adviser’s Uniform Application for Investment Adviser Registration (“Form ADV”) currently on file with the SEC, as listed below. The Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov. Additional information as to any other business, profession, vocation or employment of a substantial nature engaged in by each officer and director of the below-listed investment advisers is included in the Trust’s Statement of Additional Information.

Investment Adviser	SEC File No.
Toroso Investments, LLC	801-76857
Investment Sub-Advisers	SEC File No.
Income Research + Management	801-29482
Leatherback Asset Management, LLC	801-119407
Robasciotti & Associates, Inc., d/b/a Adasina Social Capital	801-113385
Gotham Asset Management, LLC	801-69960
ShariaPortfolio, Inc.	801-80652
Sound Income Strategies, LLC	801-80425
Acruence Capital, LLC	801-119919
Robinson Capital Management, LLC	801-77378
ZEGA Financial, LLC	801-78723
FolioBeyond, LLC	801-113952
Armada ETF Advisors LLC	801-123057
Newday Funds, Inc.	801-112212
Ionic Capital Management LLC	801-72188
Unlimited Funds, Inc.	801-126421
Noble-Impact Capital, LLC	801-126491
Curran Financial Partners, LLC	801-119322
Subversive Capital Advisor LLC	801-122355

Item 32. Principal Underwriter

Item 32(a)	Foreside Fund Services, LLC (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	AB Active ETFs, Inc.

2.	ABS Long/Short Strategies Fund

3.	Absolute Shares Trust

4.	Adaptive Core ETF, Series of Collaborative Investment Series Trust

5.	AdvisorShares Trust

6.	AFA Multi-Manager Credit Fund

7.	AGF Investments Trust

8.	AIM ETF Products Trust

9.	Alexis Practical Tactical ETF, Series of Listed Funds Trust

10.	Alpha Intelligent – Large Cap Growth ETF, Series of Listed Funds Trust

11.	Alpha Intelligent – Large Cap Value ETF, Series of Listed Funds Trust

12.	AlphaCentric Prime Meridian Income Fund

13.	American Century ETF Trust

14.	Amplify ETF Trust

15.	Applied Finance Core Fund, Series of World Funds Trust

16.	Applied Finance Explorer Fund, Series of World Funds Trust

17.	Applied Finance Select Fund, Series of World Funds Trust

18.	ARK ETF Trust

19.	ASYMmetric ETFs Trust

20.	Bluestone Community Development Fund

21.	BondBloxx ETF Trust

22.	Braddock Multi-Strategy Income Fund, Series of Investment Managers Series Trust

23.	Bridgeway Funds, Inc.

24.	Brinker Capital Destinations Trust

25.	Brookfield Real Assets Income Fund Inc.

26.	Build Funds Trust

27.	Calamos Convertible and High Income Fund

28.	Calamos Convertible Opportunities and Income Fund

29.	Calamos Dynamic Convertible and Income Fund

30.	Calamos Global Dynamic Income Fund

31.	Calamos Global Total Return Fund

32.	Calamos Strategic Total Return Fund

33.	Carlyle Tactical Private Credit Fund

34.	Cboe Vest Bitcoin Strategy Managed Volatility Fund, Series of World Funds Trust

35.	Cboe Vest S&P 500® Dividend Aristocrats Target Income Fund, Series of World Funds Trust

36.	Cboe Vest US Large Cap 10% Buffer Strategies Fund, Series of World Funds Trust

37.	Cboe Vest US Large Cap 10% Buffer VI Fund, Series of World Funds Trust

38.	Cboe Vest US Large Cap 20% Buffer Strategies Fund, Series of World Funds Trust

39.	Cboe Vest US Large Cap 20% Buffer VI Fund, Series of World Funds Trust

40.	Center Coast Brookfield MLP & Energy Infrastructure Fund

41.	Changebridge Capital Long/Short ETF, Series of Listed Funds Trust

42.	Changebridge Capital Sustainable Equity ETF, Series of Listed Funds Trust

43.	Clifford Capital Focused Small Cap Value Fund, Series of World Funds Trust

44.	Clifford Capital International Value Fund, Series of World Funds Trust

45.	Clifford Capital Partners Fund, Series of World Funds Trust

46.	Cliffwater Corporate Lending Fund

47.	Cliffwater Enhanced Lending Fund

48.	Cohen & Steers Infrastructure Fund, Inc.

49.	Convergence Long/Short Equity ETF, Series of Trust for Professional Managers

50.	CornerCap Group of Funds

51.	CrossingBridge Pre-Merger SPAC ETF, Series of Trust for Professional Managers

52.	Curasset Capital Management Core Bond Fund, Series of World Funds Trust

53.	Curasset Capital Management Limited Term Income Fund, Series of World Funds Trust

54.	Davis Fundamental ETF Trust

55.	Defiance Daily Short Digitizing the Economy ETF, Series of ETF Series Solutions

56.	Defiance Digital Revolution ETF, Series of ETF Series Solutions

57.	Defiance Hotel, Airline, and Cruise ETF, Series of ETF Series Solutions

58.	Defiance Next Gen Connectivity ETF, Series of ETF Series Solutions

59.	Defiance Next Gen H2 ETF, Series of ETF Series Solutions

60.	Defiance Quantum ETF, Series of ETF Series Solutions

61.	Direxion Shares ETF Trust

62.	Dividend Performers ETF, Series of Listed Funds Trust

63.	Dodge & Cox Funds

64.	DoubleLine ETF Trust

65.	DoubleLine Opportunistic Credit Fund

66.	DoubleLine Yield Opportunities Fund

67.	Eaton Vance NextShares Trust

68.	Eaton Vance NextShares Trust II

69.	EIP Investment Trust

70.	Ellington Income Opportunities Fund

71.	Esoterica Thematic ETF Trust

72.	ETF Opportunities Trust

73.	Evanston Alternative Opportunities Fund

74.	Exchange Listed Funds Trust

75.	Fiera Capital Series Trust

76.	FlexShares Trust

77.	FOMO ETF, Series of Collaborative Investment Series Trust

78.	Forum Funds

79.	Forum Funds II

80.	Goose Hollow Tactical Allocation ETF, Series of Collaborative Investment Series Trust

81.	Grayscale Future of Finance ETF, Series of ETF Series Solutions

82.	Grizzle Growth ETF, Series of Listed Funds Trust

83.	Guinness Atkinson Funds

84.	Harbor ETF Trust

85.	Horizon Kinetics Blockchain Development ETF, Series of Listed Funds Trust

86.	Horizon Kinetics Inflation Beneficiaries ETF, Series of Listed Funds Trust

87.	IDX Funds

88.	Innovator ETFs Trust

89.	Ironwood Institutional Multi-Strategy Fund LLC

90.	Ironwood Multi-Strategy Fund LLC

91.	John Hancock Exchange-Traded Fund Trust

92.	Kelly Strategic ETF Trust

93.	LDR Real Estate Value-Opportunity Fund, Series of World Funds Trust

94.	LifeGoal Conservative Wealth Builder ETF, Series of Northern Lights Fund Trust II

95.	LifeGoal Home Down Payment ETF, Series of Northern Lights Fund Trust II

96.	LifeGoal Wealth Builder ETF, Series of Northern Lights Fund Trust II

97.	Mairs & Power Balanced Fund, Series of Trust for Professional Managers

98.	Mairs & Power Growth Fund, Series of Trust for Professional Managers

99.	Mairs & Power Minnesota Municipal Bond ETF, Series of Trust for Professional Managers

100.	Mairs & Power Small Cap Fund, Series of Trust for Professional Managers

101.	Manor Investment Funds

102.	Merk Stagflation ETF, Series of Listed Funds Trust

103.	Milliman Variable Insurance Trust

104.	Mindful Conservative ETF, Series of Collaborative Investment Series Trust

105.	Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV

106.	Mohr Growth ETF, Series of Collaborative Investment Series Trust

107.	Morgan Creek - Exos Active SPAC Arbitrage ETF, Series of Listed Funds Trust

108.	Morningstar Funds Trust

109.	OTG Latin American Fund, Series of World Funds Trust

110.	Overlay Shares Core Bond ETF, Series of Listed Funds Trust

111.	Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust

112.	Overlay Shares Hedged Large Cap Equity ETF, Series of Listed Funds Trust

113.	Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust

114.	Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust

115.	Overlay Shares Short Term Bond ETF, Series of Listed Funds Trust

116.	Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust

117.	Palmer Square Opportunistic Income Fund

118.	Partners Group Private Income Opportunities, LLC

119.	PENN Capital Funds Trust

120.	Performance Trust Mutual Funds, Series of Trust for Professional Managers

121.	Perkins Discovery Fund, Series of World Funds Trust

122.	Philotimo Focused Growth and Income Fund, Series of World Funds Trust

123.	Plan Investment Fund, Inc.

124.	PMC Funds, Series of Trust for Professional Managers

125.	Point Bridge America First ETF, Series of ETF Series Solutions

126.	Preferred-Plus ETF, Series of Listed Funds Trust

127.	Putnam ETF Trust

128.	Quaker Investment Trust

129.	Rareview Dynamic Fixed Income ETF, Series of Collaborative Investment Series Trust

130.	Rareview Inflation/Deflation ETF, Series of Collaborative Investment Series Trust
131.	Rareview Systematic Equity ETF, Series of Collaborative Investment Series Trust

132.	Rareview Tax Advantaged Income ETF, Series of Collaborative Investment Series Trust

133.	Renaissance Capital Greenwich Funds

134.	Revere Sector Opportunity ETF, Series of Collaborative Investment Series Trust

135.	Reynolds Funds, Inc.

136.	RiverNorth Enhanced Pre-Merger SPAC ETF, Series of Listed Funds Trust

137.	RiverNorth Patriot ETF, Series of Listed Funds Trust (f/k/a RiverNorth Volition America Patriot ETF)

138.	RMB Investors Trust

139.	Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust

140.	Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust

141.	Roundhill Ball Metaverse ETF, Series of Listed Funds Trust

142.	Roundhill BITKRAFT Esports & Digital Entertainment ETF, Series of Listed Funds Trust

143.	Roundhill Cannabis ETF, Series of Listed Funds Trust

144.	Roundhill IO Digital Infrastructure ETF, Series of Listed Funds Trust

145.	Roundhill MEME ETF, Series of Listed Funds Trust

146.	Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust

147.	Rule One Fund, Series of World Funds Trust

148.	Salient MF Trust

149.	Securian AM Balanced Stabilization Fund, Series of Investment Managers Series Trust

150.	Securian AM Equity Stabilization Fund, Series of Investment Managers Series Trust

151.	Securian AM Real Asset Income Fund, Series of Investment Managers Series Trust

152.	SHP ETF Trust

153.	Six Circles Trust

154.	Sound Shore Fund, Inc.

155.	Sparrow Funds

156.	Spear Alpha ETF, Series of Listed Funds Trust

157.	STF Tactical Growth & Income ETF, Series of Listed Funds Trust

158.	STF Tactical Growth ETF, Series of Listed Funds Trust

159.	Strategy Shares

160.	Swan Hedged Equity US Large Cap ETF, Series of Listed Funds Trust

161.	Syntax ETF Trust

162.	Teucrium Agricultural Strategy No K-1 ETF, Series of Listed Funds Trust

163.	The B.A.D. ETF, Series of Listed Funds Trust

164.	The Community Development Fund

165.	The De-SPAC ETF, Series of Collaborative Investment Series Trust

166.	The Finite Solar Finance Fund

167.	The Private Shares Fund (f/k/a SharesPost 100 Fund)

168.	The Short De-SPAC ETF, Series of Collaborative Investment Series Trust

169.	The SPAC and New Issue ETF, Series of Collaborative Investment Series Trust

170.	Third Avenue Trust

171.	Third Avenue Variable Series Trust

172.	Tidal ETF Trust

173.	Tidal ETF Trust II

174.	TIFF Investment Program

175.	Timothy Plan High Dividend Stock Enhanced ETF, Series of The Timothy Plan

176.	Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan

177.	Timothy Plan International ETF, Series of The Timothy Plan

178.	Timothy Plan US Large/Mid Cap Core ETF, Series of The Timothy Plan

179.	Timothy Plan US Large/Mid Core Enhanced ETF, Series of The Timothy Plan

180.	Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan

181.	Total Fund Solution

182.	Touchstone ETF Trust

183.	TrueShares ESG Active Opportunities ETF, Series of Listed Funds Trust

184.	TrueShares Low Volatility Equity Income ETF, Series of Listed Funds Trust

185.	TrueShares Structured Outcome (April) ETF, Series of Listed Funds Trust

186.	TrueShares Structured Outcome (August) ETF, Series of Listed Funds Trust

187.	TrueShares Structured Outcome (December) ETF, Series of Listed Funds Trust

188.	TrueShares Structured Outcome (February) ETF, Series of Listed Funds Trust

189.	TrueShares Structured Outcome (January) ETF, Series of Listed Funds Trust

190.	TrueShares Structured Outcome (July) ETF, Series of Listed Funds Trust

191.	TrueShares Structured Outcome (June) ETF, Series of Listed Funds Trust

192.	TrueShares Structured Outcome (March) ETF, Series of Listed Funds Trust

193.	TrueShares Structured Outcome (May) ETF, Listed Funds Trust

194.	TrueShares Structured Outcome (November) ETF, Series of Listed Funds Trust

195.	TrueShares Structured Outcome (October) ETF, Series of Listed Funds Trust

196.	TrueShares Structured Outcome (September) ETF, Series of Listed Funds Trust

197.	TrueShares Technology, AI & Deep Learning ETF, Series of Listed Funds Trust

198.	Tuttle Capital Short Innovation ETF, Series of Collaborative Investment Series Trust

199.	U.S. Global Investors Funds

200.	Union Street Partners Value Fund, Series of World Funds Trust

201.	Variant Alternative Income Fund

202.	Variant Impact Fund

203.	VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

204.	VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II

205.	VictoryShares Emerging Market High Div Volatility Wtd ETF, Series of Victory Portfolios II

206.	VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II

207.	VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II

208.	VictoryShares NASDAQ Next 50 ETF, Series of Victory Portfolios II

209.	VictoryShares Protect America ETF, Series of Victory Portfolios II

210.	VictoryShares Top Veteran Employers ETF, Series of Victory Portfolios II

211.	VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

212.	VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II

213.	VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

214.	VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

215.	VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II

216.	VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II

217.	VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II

218.	VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II

219.	VictoryShares USAA Core Intermediate-Term Bond ETF, Series of Victory Portfolios II

220.	VictoryShares USAA Core Short-Term Bond ETF, Series of Victory Portfolios II

221.	VictoryShares USAA MSCI Emerging Markets Value Momentum ETF, Series of Victory Portfolios II

222.	VictoryShares USAA MSCI International Value Momentum ETF, Series of Victory Portfolios II

223.	VictoryShares USAA MSCI USA Small Cap Value Momentum ETF, Series of Victory Portfolios II

224.	VictoryShares USAA MSCI USA Value Momentum ETF, Series of Victory Portfolios II

225.	Walthausen Funds

226.	West Loop Realty Fund, Series of Investment Managers Series Trust

227.	WisdomTree Trust

228.	WST Investment Trust

229.	XAI Octagon Floating Rate & Alternative Income Term Trust

Item 32(b)	The following are the Officers and Manager of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	President/Manager	None

Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Nanette K. Chern	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President and Chief Compliance Officer	None

Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Susan L. LaFond	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	Treasurer	None

(c)	Not applicable

Item 33. Location of Accounts and Records

The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Administrator	Tidal ETF Services LLC 234 West Florida Street, Suite 203 Milwaukee, WI 53204
Registrant’s Sub-Administrator, Fund Accountant and Transfer Agent	U.S. Bancorp Fund Services, LLC 615 East Michigan Street Milwaukee, Wisconsin 53202
Registrant’s Custodian	U.S. Bank National Association 1555 North River Center Drive Milwaukee, Wisconsin 53212
Registrant’s Principal Underwriter	Foreside Fund Services, LLC Three Canal Plaza, Suite 100 Portland, Maine 04101
Registrant’s Investment Adviser	Toroso Investments, LLC 898 North Broadway, Suite 2 Massapequa, New York 11758
Registrant’s Sub-Adviser	Income Research + Management 100 Federal Street, 30th Floor Boston, Massachusetts 02110
Registrant’s Sub-Adviser	Leatherback Asset Management, LLC 2000 PGA Boulevard, Suite 4440 Palm Beach Gardens, Florida 33408
Registrant’s Sub-Adviser	Robasciotti & Associates, Inc., doing business as Adasina Social Capital 870 Market Street, Suite 1275 San Francisco, California 94102
Registrant’s Sub-Adviser	Gotham Asset Management, LLC 825 Third Avenue, Suite 1750 New York, New York 10022

Registrant’s Sub-Adviser	ShariaPortfolio, Inc. 1331 S. International Parkway, Suite 2291 Lake Mary, Florida 32746
Registrant’s Sub-Adviser	Sound Income Strategies, LLC 500 West Cypress Creek Road, Suite 290 Fort Lauderdale, Florida 33309
Registrant’s Sub-Adviser	Acruence Capital, LLC 539 W. Commerce St. Suite 3770 Dallas, Texas 75208-1953
Registrant’s Sub-Adviser	Robinson Capital Management, LLC 63 Kercheval Avenue, Suite 111 Grosse Pointe Farms, Michigan 48236
Registrant’s Sub-Adviser	ZEGA Financial, LLC 777 South Flagler Drive, Suite 800, West Tower West Palm Beach, Florida 33401
Registrant’s Sub-Adviser	FolioBeyond, LLC 1050 Park Avenue, Suite 6A New York, New York 10028
Registrant’s Sub-Adviser	Armada ETF Advisors LLC 2 Enterprise Drive, Suite 406 Shelton, Connecticut 06484
Registrant’s Sub-Adviser	Newday Funds, Inc. 594 Blair Avenue Piedmont, California 94611
Registrant’s Sub-Adviser	Ionic Capital Management LLC 475 Fifth Avenue, 9th Floor New York, New York 10017
Registrant’s Sub-Adviser	Unlimited Funds Inc. 222 Broadway, 20th Floor New York City, New York, 10038
Registrant’s Sub-Adviser	Noble-Impact Capital, LLC 3 Easthaven Lane White Plains, New York 10605
Registrant’s Sub-Adviser	Curran Financial Partners, LLC 672 Marina Drive, Suite 108 Charleston, South Carolina 29492
Registrant’s Sub-Adviser	Subversive Capital Advisor LLC 217 Centre Street, Suite 122 New York, New York, 10013

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all requirements for effectiveness of this Post-Effective Amendment No. 159 to its Registration Statement on Form N-1A under Rule 485(b) under the Securities Act and has duly caused this Post-Effective Amendment No. 159 to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, duly authorized, in the City of Milwaukee, State of Wisconsin, on December 21, 2022.

Tidal ETF Trust

By:	/s/ Eric W. Falkeis
Eric W. Falkeis
President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 159 to the Registrant’s Registration Statement has been signed below by the following persons in the capacities indicated on December 21, 2022.

Signature	Title

/s/ Eric W. Falkeis	President (principal executive officer), Trustee, Chairman, and Secretary
Eric W. Falkeis

*Dusko Culafic	Trustee
Dusko Culafic

*Mark H. W. Baltimore	Trustee
Mark H. W. Baltimore

*Eduardo Mendoza	Trustee
Eduardo Mendoza

/s/ Aaron Perkovich	Treasurer (principal financial officer and principal accounting officer)
Aaron Perkovich

By:/s/ Eric W. Falkeis
Eric W. Falkeis, Attorney-in-Fact

pursuant to Powers of Attorney filed previously.